Exhibit 99.1

Thomas K. Hernquist, Senior Vice President, Global Chief Growth Officer,
Resigns from The Hershey Company

HERSHEY, Pa., Nov. 30, 2007 — The Hershey Company (NYSE: HSY) today announced that Thomas K. Hernquist, Senior Vice President, Global Chief Growth Officer, has resigned from the company, effective December 31, 2007. Hernquist plans to work on ventures that leverage strategic consumer insights and innovation.

“I want to thank Tom for his numerous contributions to The Hershey Company,” said Richard H. Lenny, Chairman and Chief Executive Officer, The Hershey Company. “In his early years here, Tom provided much-needed leadership to Hershey’s marketing efforts by building new capabilities and strengthening our marketplace performance. More recently, Tom has worked to develop our new product platforms and accelerated the growth in Hershey’s premium and dark chocolate portfolios. He’s brought a tremendous passion to continuing our heritage of making a difference in the community and in leading industry efforts to drive positive change in the world’s cocoa-growing regions.”

Hernquist joined Hershey in 2003 as Senior Vice President, Chief Marketing Officer, where he led the growth in Hershey’s core brands and overall confectionery portfolio in North America. Prior to his current position, Hernquist was Senior Vice President, President U.S. Confectionery.

He joined Hershey from Fortune Brands where he served as Senior Vice President, Global Marketing, with responsibility for the company’s distilled spirits business. He has served as Senior Vice President of Marketing for Nabisco’s Biscuit Division and Vice President and General Manager, Entenmann’s, a unit of CPC International. He began his marketing career at Frito-Lay, Inc. Hernquist is also on the Executive Committee of the American Marketing Association and serves on the board of directors of Bon Ton.

“Hershey is a truly unique company with outstanding brands, deeply committed employees and a rich heritage of giving to the community,” Hernquist said. “I’m grateful to have worked with such outstanding people and brands. I’m also proud of the many accomplishments that we have achieved, from driving strategic ventures into premium and dark chocolate, developing innovative platforms and creating the Hershey Center for Health and Nutrition. I have been honored to have played a leadership role in the company’s active commitment to social responsibility across the globe and within our local communities. I want to thank the Hershey Executive Team and the many talented and dedicated people I have worked with at this company and in the Hershey community.”

About The Hershey Company
The Hershey Company (NYSE: HSY) is the largest North American manufacturer of quality chocolate and sugar confectionery products. With revenues of nearly $5 billion and more than 13,000 employees worldwide, The Hershey Company markets such iconic brands as Hershey’s, Reese’s, Hershey’s Kisses, and Ice Breakers. Hershey is the leader in the fast-growing dark and premium chocolate segment, with such brands as Hershey’s Special Dark, Hershey’s Extra Dark and Cacao Reserve by Hershey’s. Hershey’s Ice Breakers franchise delivers refreshment across a variety of mint and gum flavors and formats. In addition, Hershey leverages its iconic brands, marketplace scale and confectionery and nut expertise to develop and deliver substantial snacks, including Hershey’s and Reese’s single-serve cookies and brownies, and value-added snack nuts, including Hershey’s Milk Chocolate Covered Almonds and Hershey’s Special Dark
Chocolate Covered Almonds. Hershey also offers a range of products to address the health and well-being needs of today’s consumer. Hershey’s and Reese’s Snacksters offer consumers great-tasting snacks in portion-controlled servings, while Hershey’s dark chocolate offerings provide the benefits of flavanol antioxidants. In addition, Artisan Confections Company, a wholly owned subsidiary of The Hershey Company, markets such premium chocolate offerings as Scharffen Berger, known for its high-cacao dark chocolate products, Joseph Schmidt, recognized for its fine, handcrafted chocolate gifts, and Dagoba, known for its high-quality natural and organic chocolate bars. Visit us at www.hersheynewsroom.com.

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Media Contact:	Kirk Saville	(717) 534-7641